Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-232124

Supplement No. 1 dated February 23, 2021 to Prospectus Supplement dated May 22, 2020

(To Prospectus dated July 24, 2019)

6.00% Notes due 2040

This Supplement No. 1 supplements and amends our Prospectus Supplement, dated May 22, 2020 (the “2040 Notes Prospectus Supplement”), and should be read in conjunction with the 2040 Notes Prospectus Supplement and the prospectus dated July 24, 2019 (the “Base Prospectus”).

On May 22, 2020, we entered into a Dealer Manager Agreement (the “Dealer Manager Agreement”) pursuant to which we may sell a maximum of $350,000,000 aggregate principal amount of our 6.00% notes due 2040 (the “Notes”) through our affiliated dealer manager, Gladstone Securities, LLC (“Gladstone Securities”), and filed the 2040 Notes Prospectus Supplement in connection with the offer and sale of certain of the Notes (the “Offering”).

As of the date hereof, we have not sold any of the Notes pursuant to the 2040 Notes Prospectus Supplement and have decided to terminate the Dealer Manager Agreement and the Offering, each effective as of the date hereof.

The date of this Supplement No. 1 to Prospectus Supplement is February 23, 2021